EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of March 1, 2015, by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and RICHARD F. CUMMINGS, a California resident (“Executive”).
RECITALS
WHEREAS, Employer and its affiliates are engaged in the ownership and operation of certain radio stations, magazines, and related operations (together, the “Emmis Group”); and
WHEREAS, Employer desires to employ Executive and Executive desires to be so employed.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.Employment Status and Duties. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer. During the Term (as defined herein), Executive shall serve as President, Emmis Radio Programming. Executive shall have such duties, functions, authority and responsibilities as are commensurate with such position. Executive’s services hereunder shall be performed on an exclusive, full‑time basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or business activities without the prior written consent of Employer. Executive shall be permitted to serve on the board of charitable or civic organizations so long as such services: (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement. It is understood and agreed that the location for the performance of Executive’s duties and services pursuant to this Agreement shall be the offices located at 790 E. Colorado Boulevard, Suite 900, Pasadena, California, or if Employer no longer maintains possession of those premises, then such offices as may be designated by Employer in Los Angeles, California. If Executive is elected as a Director of Emmis Communications Corporation (“ECC”), he shall serve in such position without additional remuneration (unless Employer elects to remunerate “inside directors”) but shall be entitled to the benefit of indemnification pursuant to the terms of Section 14.12. Executive shall also serve without additional remuneration as a director and/or officer of one (1) or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by Employer and shall also be entitled to the benefit of indemnification pursuant to the terms of Section 14.12.

2.    Term. The term of this Agreement shall be for a period of two (2) years commencing on March 1, 2015, unless earlier terminated in accordance with the provisions set forth in this Agreement (the “Term”). Each one (1) year period commencing on March 1 during the Term shall be a “Contract Year”.
3.    Base Salary; Auto Allowance. Upon the terms and subject to the conditions set forth in this Agreement, Employer shall pay or cause to be paid to Executive during the Term an annualized base salary (the “Base Salary”), payable pursuant to Employer’s customary payroll practices and subject to applicable taxes and withholdings as required by law:

Contract Year	Base Salary

Contract Year 1	$485,000

Contract Year 2	$485,000 plus an amount equal to the percentage increase for Employer’s corporate merit pool for Contract Year 2 multiplied by $485,000
    Except as otherwise set forth herein, Employer shall have no obligation to pay Executive the Base Salary for any periods during which Executive fails or refuses to render services pursuant to this Agreement (except that Executive shall not be considered to have failed or refused to render services during any periods of Executive’s incapacity or absence from work due to sickness or other approved leave of absence in accordance with the Company’s policies, subject to Employer’s right to terminate Executive’s employment pursuant to Section 11) or for any period following the expiration or termination of this Agreement. In addition, it is understood and agreed that Employer may, at its sole election, pay up to ten percent (10%) of Executive’s Base Salary in shares of Class A Common Stock of ECC (“Shares”); provided that: (i) the Shares are registered with the U.S. Securities and Exchange Commission (the “SEC”) on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under Employer’s insider trading policy or applicable federal and state law; and (ii) the percentage of Executive’s Base Salary payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for other senior management level employees.
During the Term, Executive shall receive a monthly auto allowance in the amount of One Thousand Dollars ($1,000) (subject to withholding and applicable taxes as required by law) consistent with Employer’s policy or practices regarding such allowances, as such policy or practices may be amended from time to time during the Term in Employer’s sole and absolute discretion; provided, however, that in no event shall the auto allowance amount paid to Executive pursuant to this provision be reduced.
4.    Incentive Compensation.

4.1    Annual Performance Bonus. Upon the terms and subject to the conditions set forth in this Section 4, Executive shall be eligible to receive one (1) performance bonus in a target amount equivalent to sixty percent (60%) of Executive’s Base Salary for each Contract Year, and the exact amount of such performance bonus, if any, shall be determined on the basis of Executive’s attainment of certain performance and financial goals to be determined by Employer in its sole and absolute discretion.
4.2    Equity Incentive Compensation.
(i)    On or about the first day of the Term, when Employer grants equity incentive compensation to its executive-level employees (but in no event later than ninety (90) days after the Effective Date), Executive shall be granted One Hundred Fifty Thousand (150,000) restricted Shares (“Restricted Shares”), which shall vest in three (3) equal installments on the final day of February during each of 2016, 2017 and 2018, subject to the terms of this Section 4.2. Upon the vesting of any Restricted Shares, Employer shall withhold a sufficient number of Shares to satisfy all federal, state and local withholding requirements unless Executive has otherwise remitted fund sufficient to satisfy any such withholding requirements.
(ii)    The Restricted Shares granted pursuant to this Section 4.3 shall be granted according to the terms and subject to the conditions of the Plan and shall include a restrictive legend as provided for by the applicable Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by ECC and generally used to make equity‑based awards to executive‑level employees of the Emmis Group. It is understood and agreed that the grants of the Restricted Shares hereunder are in lieu of any equity compensation grants made to other Emmis employees during the Term.
4.3    Payment of Bonus Amounts. Employer shall pay or cause to be paid to Executive the bonus amounts, if earned according to the terms and conditions set forth in Section 4.1; provided that, on the final day of the applicable measuring period for such bonus: (i) this Agreement is in full force and effect and has not been terminated for any reason (other than due to a material breach of this Agreement by Employer); and (ii) Executive is fully performing all of Executive’s material duties and obligations pursuant to this Agreement and is not in breach of any of the material terms and conditions of this Agreement (provided that Executive’s failure or inability to perform his duties and obligations because of his death or incapacity (pursuant to Section 10), including during leaves of absence, shall not be considered a breach of this Agreement or non-performance under this provision). In addition, it is understood and agreed that Employer may, at its sole election, pay any bonus amounts earned by Executive pursuant to this Section 4 in cash or Shares; provided that the Shares evidencing any portion thereof are registered with the SEC on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under Employer’s insider trading policy and applicable federal and state law. In the event that Employer elects pursuant to this Section 4.3 to pay any bonus amounts in Shares, the percentage of such bonus amounts payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for other senior management level employees. Any bonus amounts earned by Executive pursuant to the terms and conditions of Section 4.1 shall be paid after the end of the relevant measuring period (but in no event later than ninety (90) days after the end of such measuring period). Any and all bonus amounts payable by Employer to Executive pursuant to this Section 4 shall be paid to Executive by the earlier of the date specified herein or the date that is no later than two-and-a-half months after the end of either Employer’s or Executive’s first taxable year (whichever period is longer) in which any such bonus is no longer subject to a substantial risk of forfeiture for purposes of Section 409A (defined below).
5.    Expenses; Travel. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in connection with the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided such expenses are otherwise in accordance with Employer’s policies. Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement. Under no circumstances shall the Employer’s reimbursement for expenses incurred in a calendar year be made later than the end of the next following calendar year; provided, however, this requirement shall not alter the Employer’s obligation to reimburse Executive for eligible expenses on a current basis.
6.    Fringe Benefits.
6.1    Vacation and Other Benefits. During each Contract Year, Executive shall be entitled to four (4) weeks of paid vacation in accordance with Employer’s applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive‑level employees of Employer in accordance with and to the extent that Executive is eligible under, the general provisions of Employer’s fringe benefit plans or programs; provided, however, Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
6.2    Insurance and Estate Planning. Each Contract Year, Employer agrees to reimburse Executive in an amount not to exceed Five Thousand Dollars ($5,000) for the annual premium and other fees and expenses associated with estate planning services for Executive, including legal and tax services, and Executive’s purchase or maintenance of a life or disability insurance policy or other insurance policies on the life, or related to the care, of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer’s obligations under this Section 6.2 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject services, policy or policies, including without limitation passing any required physical examinations. Reimbursements pursuant to this Section 6.2 with respect to a Contract Year shall be made as soon as administratively feasible after Executive submits the information and documentation required for reimbursement; provided, however, under no circumstances shall such reimbursement be paid later than two-and-a-half months after the end of the calendar year or Employer’s taxable year in which such Contract Year commenced.
7.    Confidential Information.
7.1    Non‑Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop, proprietary and confidential information concerning the business of Employer and/or other members of the Emmis Group which, if known to Employer’s competitors, would damage Employer, other members of the Emmis Group and their respective businesses. Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer or any other member of the Emmis Group which is not generally available to the public other than through the activities of Executive. Executive further agrees that, immediately upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which Executive received from or developed on behalf of Employer or any member of the Emmis Group in connection with Executive’s employment prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
7.2    Ownership of Materials. Employer shall solely and exclusively own all rights of every kind and nature in perpetuity and throughout the universe in: (i) the programs and broadcasts on which Executive appears or for which Executive renders services to Employer in any capacity; (ii) the results and proceeds of Executive’s services pursuant to this Agreement including, without limitation, those results and proceeds provided in connection with the creation, development, preparation, writing, editing or production by Executive or any employee of any member of the Emmis Group of any and all materials, properties or elements of any and all kinds for the programs on which Executive appears or for which Executive renders services (whether directly or indirectly); and (iii) any business, financial, sales or marketing plans and strategies, documents, presentations, or other similar materials, regardless of kind or character, each of which Executive acknowledges is a work specially ordered by Employer which shall be considered to be a “work made for hire” for Employer. Therefore, Employer shall be the author and copyright owner of the programs on which Executive appears or for which Executive renders services pursuant to this Agreement, the broadcasts and tapes or recordings thereof for all purposes without limitation of any kind, and all materials described in the immediately preceding sentence. The exclusive legal title to all of the aforesaid works and matters, programs, broadcasts, and materials and all secondary and derivative rights therein, shall belong, at all times, to Employer which shall have the right to copyright the same and apply for copyright registrations and copyright renewal registrations and to make whatever use thereof that Employer, in its sole and absolute discretion, deems advisable, including but not limited to rebroadcasts of programs or use of any portions of any program in the production or broadcast of other programs at any time, notwithstanding expiration of the Term or termination of this Agreement for any reason.
7.3    Injunctive Relief. Executive acknowledges that Executive’s breach of this Section 7 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 7 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches this Section 7, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing this Section 7 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.
8.    Non‑Interference; Injunctive Relief.
8.1    Non‑Interference. During the Term, and for a period of two (2) years immediately following the expiration or early termination of the Term for any reason, and during the Post Term Period if Executive elects part-time employment pursuant to Section 13, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity with which Executive is associated) which has the effect of interfering with Employer’s relationship (contractual or otherwise) with: (i) on‑air talent of any member of the Emmis Group; or (ii) any other employee of any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during such time period, neither Executive nor any entity with which Executive is associated shall solicit, hire or engage any on‑air talent or other employee of any member of the Emmis Group or any other employee of any member of the Emmis Group to provide services for Executive’s benefit or for the benefit of any other business or entity, or solicit or encourage them to cease their employment with any member of the Emmis Group for any reason.
8.2    Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 8 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s employees, customers and suppliers. Executive further acknowledges that Executive’s breach of Section 8.1 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 8.1, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 8.1, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 8.1, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of noninterference set forth therein. Accordingly, the obligations set forth in Section 8.1 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
8.3    Construction. Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 8 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 8 shall be severable into its component parts, all as determined by such court or tribunal.
9.    Termination of Agreement by Employer for Cause.
9.1    Termination. Employer may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 9.3 below) in accordance with the terms and conditions of this Section 9. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice (the “Preliminary Notice”) to Executive specifying the grounds for such termination, and Executive shall have ten (10) days after receipt of the Preliminary Notice to respond to Employer in writing. If following the expiration of such ten (10) day period Employer reaffirms its determination that

Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the “Final Notice”).
9.2    Effect of Termination. In the event of termination for Cause as provided in Section 9.1 above:
(i)    Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement, and except for any obligations arising in connection with any conduct of Executive described in Section 9.3;
(ii)    Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
(a)    Pay to Executive all earned but unpaid Base Salary with respect to any applicable pay period ending on or before the termination date; and
(b)    Pay to Executive any bonus amounts which have been earned on or prior to the termination date pursuant to Section 4, if any, but which remain unpaid as of the termination date.
9.3    Definition of Cause. For purposes of this Agreement, “Cause” shall be defined to mean any of the following: (i) Executive’s failure, refusal or neglect to perform any of Executive’s material duties or obligations under this Agreement (or any material duties assigned to Executive consistent with the terms of this Agreement) or abide by any applicable policy of Employer, or Executive’s breach of any material term or condition of this Agreement, and continuation of such failure, refusal, neglect, or breach after written notice and the expiration of a ten (10) day cure period; provided, however, that it is not the parties’ intention that the Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 9.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice and an opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission (the “FCC”), or which otherwise jeopardize any of the licenses granted to Employer or any member of the Emmis Group in connection with the ownership or operation of any radio station; (iv) theft in any amount; (v) actual or threatened violence against another employee or individual; (vi) sexual or other prohibited harassment of others; (vii) unauthorized disclosure or use of trade secrets or proprietary or confidential information, as described more fully in Section 7.1; (viii) any action which brings Employer or member of the Emmis Group into public disrepute, contempt, scandal or ridicule, and which is harmful to Employer’s business or reputation; and (ix) any matter constituting cause or misconduct under applicable laws.
10.    Termination of Agreement by Employer for Incapacity.
10.1    Termination. If Executive shall become incapacitated (as defined in the Employer’s employee handbook or, if that is not applicable, as reasonably determined by Employer), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such incapacity or nonperformance of duties until Executive has been incapacitated for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive’s employment. The date that Executive’s employment terminates pursuant to this Section 11 is referred to herein as the “Incapacity Termination Date.”
10.2    Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after an Incapacity Termination Date except Executive’s obligations under Section 7 and 8 that shall survive the termination or expiration of this Agreement. After an Incapacity Termination Date, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after an Incapacity Termination Date, pay to Executive those amounts described in Section 9.2(ii). Nothing in this Section 10 or in Section 11 shall affect the amount of any benefits which may be payable to Executive under any insurance plan or policy maintained by Employer or Executive or pursuant to any Employer company practice, plan or program applicable to other senior management level employees of the Emmis Group.
11.    Death of Executive. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after Executive’s date of death, pay or grant to Executive’s estate or designated beneficiary those amounts described in Section 9.2(ii).
12.    Severance. Subject to the conditions set forth in this Section 12 and Exhibit A, in the event that Employer elects not to allow this Agreement to automatically renew pursuant to Section 2, does not offer Executive employment upon expiration of the Term on terms substantially similar to those contained herein (which shall include without limitation a Base Salary that is at least ninety-five percent (95%) of the Base Salary in effect at expiration of the Term) and Executive’s employment is terminated by Executive or Employer, Employer shall make a lump sum severance payment to Executive in the amount of $470,000, subject to applicable taxes and withholdings (the “Severance Payment”) not later than the later of (a) the fourteenth day of March immediately following Executive’s termination of employment or (b) the date which is sixty (60) days following Executive’s termination of employment. As a material condition upon which Executive shall be entitled to receive the Severance Payment, and as an inducement to Employer’s agreement to pay Executive the Severance Payment, Executive agrees to execute a general release in a form acceptable to Employer upon the termination of Executive’s full-time employment. Executive shall not be entitled to any additional severance compensation upon the termination or expiration of this Agreement other than the Severance Payment. Executive shall not be entitled to the Severance Payment as otherwise specified in this Agreement or if Executive’s employment is terminated either (i) by Employer under Section 9, (ii) by reason of Executive’s incapacity or death under Sections 10 or 11, or (iii) by Executive for any reason other than a material breach of this Agreement by Employer. In addition, subject to the terms and conditions of Section 13, upon Executive’s termination of employment pursuant to this Section 12, Executive shall be entitled to continue his employment with Employer as a part-time employee during the Post Term Period.
13.    Part-Time Employment. If Executive is entitled to the Severance Payment pursuant to Section 12, Executive shall be entitled to continue his employment with Employer as a part-time employee, pursuant to the terms and conditions set forth in this Section 13. Such part-time employment shall commence upon the last day of Executive’s employment upon termination pursuant to Section 12 and shall end on the earliest of: (i) the fourth (4th) anniversary of its commencement, (ii) the date Executive secures full-time employment other than with Employer or any of its “Affiliates” (as defined in Exhibit A), (iii) Executive’s death, (iv) the date Executive becomes unable to perform the services required by Section 13.3 because of ill health or physical or mental disability as reasonably determined by a physician selected by Employer, (v) the date thirty (30) days after Executive gives notice to Employer of his decision to terminate his part-time employment, or (vi) the date Executive ceases to comply with the provisions of Section 13.3, as reasonably determined by the Board of Directors of Employer. The term of part-time employment described in the preceding sentence shall be referred to herein as the “Post Term Period”. In the event Executive elects to continue his employment as a part-time employee pursuant to this Section 13, the Change in Control Agreement (defined below) shall become null, void and of no further force and effect as of the date Executive commences such part-time employment.
13.1    During each year of the Post Term Period, Employer shall pay to Executive total annual compensation equal to $132,500 (“Part-Time Compensation”). Part-Time Compensation shall be paid by Employer in accordance with Employer’s customary payroll practices. In addition, during the Post Term Period, Executive and his dependents (as such term is defined in the applicable health plan of Employer) may continue to participate in Employer’s health plan, to the extent permitted under the terms of such plan and at the expense of Employer, except for any premium co-payment or other similar amounts for which Executive would have otherwise been responsible pursuant to the terms of such plan. In the event that the terms of Employer’s health plan do not at any time during the Post Term Period permit Executive and/or his dependents to continue to participate in such plan, Employer shall reimburse Executive for the cost of securing substantially comparable health care coverage for Executive and his dependents. During the Post Term Period, no other compensation or benefits shall be payable or provided by Employer other than those described in this Section 13.
13.2    Any option granted to Executive prior to the Post Term Period under the Plan (other than any plan intended to qualify under Section 423(b) of the Code and provided that no provision hereof may supersede the terms of any plan of Employer) shall continue to vest and become exercisable during the Post Term Period to the extent not already exercisable as of the first day of the Post Term Period in accordance with the applicable vesting schedule of each such option, and shall remain outstanding through the earlier of: (a) 30 days following the last day of the Post Term Period or (b) the last day of the applicable option term provided under the applicable award agreement pursuant to which each such option was awarded. Ownership of any Shares granted to Executive (pursuant to Section 4.3 of this Agreement or otherwise) prior to the Post Term Period shall continue to vest during the Post Term Period (to the extent not already fully vested as of the first day of the Post Term Period) in accordance with the vesting schedule applicable to each grant in the same manner as if Executive remained a full-time employee with Employer continuously through the expiration of the Post Term Period.
13.3    During the Post Term Period, Executive shall make himself available to Employer to complete such reasonable projects and assignments as may be assigned to him by the Chief Executive Officer or Chief Financial Officer/Chief Operating Officer of Employer and/or Emmis Communications Corporation or any successor in interest thereto. Without limiting the generality of the foregoing, Executive shall provide consulting services relative to operations, programming, ratings, personnel and budget. The parties intend that the transition from full-time to part-time employment shall constitute a “separation from service” within the meaning of Section 409A (as defined below). Therefore, notwithstanding anything to the contrary contained herein, in no event will Executive be required or permitted to provide more than twenty (20) hours of service during any calendar month pursuant to this Section 13. Subject to the terms and conditions of this Section 13, Employer shall have no obligation to pay Executive the Part-Time Compensation for any periods during which Executive fails or refuses to render services pursuant to this Section 13. Employer shall reimburse Executive for all reasonable expenses actually incurred by Executive directly related to the performance of the services contemplated by this Section 13 upon presentation of expense statements, vouchers or similar documentation, or such other supporting information as Employer may require of Executive. In addition, no later than ten (10) days following the first day of the Post Term Period, Executive shall resign as a director of Employer and each of its Affiliates, as applicable.

13.4    Notwithstanding anything in the Agreement to the contrary, Employer and Executive hereby agree and acknowledge that solely for purposes of Sections 7 and 8 (Confidential Information; Non-Interference), the Term shall include the Post Term Period.
14.    Miscellaneous.
14.1    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.
14.2    Section 409A. This Agreement is intended to comply with Internal Revenue Code Section 409A(a)(2)(B)(i) and the regulations thereunder (collectively, “Section 409A”), and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. Employer shall use commercially reasonable efforts to comply with Section 409A with respect to payments of benefits hereunder to the extent required by Section 409A, if Executive is a “specified employee” for purposes of such Section, payments on account of Executive’s separation from service shall be delayed to the earliest date permissible under Section 409A. For purposes of this Agreement, “termination of employment,” “terminates employment,” or any variation of such term shall mean “separation from service” within the meaning of Section 409A.
14.3    Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
14.4    Entire Agreement. This Agreement shall supersede and replace, in all respects, any prior employment agreement entered into between the parties, and any such agreements shall immediately terminate and be of no further force or effect. For purposes of the preceding sentence, any change in control, restricted stock, option, and other benefits-related agreement shall not constitute a “prior employment agreement.”
14.5    Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 14.7 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any other member of the Emmis Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
14.6    Amendments; Waivers. Except as expressly provided in the following sentence, this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of

Executive and Employer. Employer may amend this Agreement to the extent that Employer reasonably determines that such change is necessary to comply with Section 409A and further guidance thereunder, provided that such change does not reduce the amounts payable to Executive hereunder. The failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
14.7    Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re‑designate a beneficiary by written notice to Employer (or to any applicable insurance company).
14.8    All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is the next date upon which an overnight delivery service (Federal Express, UPS or equivalent only) will make such delivery, if sent via such overnight delivery service, postage prepaid, (b) the date such delivery is made, if delivered in person to the notice party specified below, or (c) the date such delivery is made, if delivered via email. Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
(i)    If to Employer:

Emmis Operating Company
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: Jeffrey H. Smulyan
Email: Jeff@emmis.com

With a copy to:
Emmis Operating Company
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: Legal Department
Email: legal@emmis.com

(ii)    If to Executive, to Executive at Executive’s address in the personnel records of Employer.

14.9    Change in Fiscal Year. If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.
14.10    Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to Executive’s breach of any of the representations or warranties contained in this Section 14.10.
14.11    Venue. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found. Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense of lack of personal jurisdiction or improper venue.
14.12    Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By‑Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law and the Director and Officer Indemnification Agreement executed by Executive and ECC dated December 15, 2011. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement.

Employer shall also maintain during the Term, and for a commercially reasonable period after the Term, an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.
14.13    Change in Control.   In the event of a “Change in Control,” the rights and obligations of Executive and Employer shall be set forth in the separate Change in Control Agreement executed by the parties, dated as of March 8, 2012 (the “CIC Agreement”). “Change in Control” shall have the meaning ascribed to it in the CIC Agreement.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
EMMIS OPERATING COMPANY (“Employer”)
By: /s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer
RICHARD F. CUMMINGS
(“Executive”)
/s/ Richard F. Cummings
Richard F. Cummings

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